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FOR IMMEDIATE RELEASE                        For more information contact:
November 19, 2004                            Michael A. Carty at (812) 238-6000



FIRST FINANCIAL CORPORATION DECLARES SEMI-ANNUAL DIVIDEND


TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ:
THFF) have declared a semi-annual dividend of 40 cents per share payable on January 3, 2005, to shareholders of record at the close of business December 3, 2004. Today's declaration represents an increase of 11.1% over the same period last year and brings the total dividend for 2004 to 79 cents per share, a 12.9% increase from 2004.

This is the 16th consecutive year the corporation has increased dividends paid to shareholders. According to Norman L. Lowery, CEO, "We believe that being headquartered in the area we serve gives our company a distinct advantage in the financial services industry which has contributed to our success in delivering products and services that are customer focused and community based. We are steadfast in our goal to remain 'always close to home' as we have for 170 years, not only because it's beneficial to the communities we serve but it's an effective business model for us."

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Crawford State Bank, and First Community Bank N.A. in Illinois.